Exhibit 99.1

AGREEMENT

This AGREEMENT is entered into as of this 25th day of April 2010, by and between Thomas Weisel Partners Group, Inc., a Delaware corporation (the “Company”), and                             , in his individual capacity (“                    ”). Each of the Company and                              are hereby referred to as a “party” and, together, as the “parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Thomas Weisel Partners Group, Inc. Third Amended and Restated Equity Incentive Plan (the “Plan”).

WHEREAS, the Company and                              are parties to that certain Thomas Weisel Partners Group, Inc. Equity Incentive Plan Performance Award Agreement, dated August 6, 2008 (the “Existing Agreement”);

WHEREAS, pursuant to the terms of the Existing Agreement,                              received an award pursuant to the Plan of                              RSUs subject to certain vesting criteria set forth in the Existing Agreement;

WHEREAS, Section 11 of the Existing Agreement provides:

“The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the Award granted under this Agreement, provided, however, that no such action shall impair the rights of a Participant or holder or beneficiary of any Award under this Agreement without the consent of such Participant or holder or beneficiary of any Award”;

WHEREAS, the Committee and                      desire to terminate the Existing Agreement and enter into a new award agreement granting                                           RSUs pursuant to new terms; and

WHEREAS, the Committee has authorized the Company to take certain actions related to the Existing Agreement at its April 22, 2010 meeting.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.	The Existing Award is hereby cancelled in its entirety.

2.	The Parties acknowledge and agree that none of the vesting criteria under the Existing Award have been met at the time of termination and, accordingly, no RSUs under the Existing Award have vested.

3.	The Company shall enter into a new award agreement with granting RSUs substantially in the form of Annex A attached hereto, as soon as practicable upon the termination of the Existing Agreement.

4.	This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

5.	This Agreement shall be governed by the laws of the State of New York without giving effect to its choice of law provisions.

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IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement on behalf of the respective parties hereto as of the date first written above.

THOMAS WEISEL PARTNERS GROUP, INC.

By:
Name:
Title:

[Name]

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